Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-249212, 333-230454, 333-189051, 333-158096, 333-157002, 333-150873, 333-116400, 333-88864, 333-47024, 333-38194, 333-38080, 333-35016, and 333-91121) and Form S-3 (No. 333-281896) of Agilent Technologies, Inc. of our report dated December 19, 2024, except for the change in the composition of reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is March 3, 2025, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 3, 2025